As filed with the Securities and Exchange Commission on October 25, 2010

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INVESTMENT TECHNOLOGY GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

95-2848406

(I.R.S. Employer Identification No.)

380 Madison Avenue
4th Floor
New York, NY	10017
(Address of Principal Executive Offices)	(Zip Code)

MAJESTIC RESEARCH CORP. 2005 STOCK OPTION PLAN
INDIVIDUAL PERFORMANCE STOCK UNIT AWARD AGREEMENTS

(Full Title of the Plan)

P. Mats Goebels, Esq.
Investment Technology Group, Inc.
380 Madison Avenue
4th Floor
New York, NY 10017
(Name, and Address of Agent for Service)

(212) 588-4000
(Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Investment Technology Group, Inc. (the “Company”) shares of common stock, $.01 par value (“Common Stock”), to be issued under stand-alone time- and performance-based vesting stock unit award agreements (the “Award Agreements”)	735,253	(2)	$15.01	(3)	$11,036,147	$787.00	(4)
Common Stock to be issued under the Majestic Research Corp. 2005 Stock Option Plan (the “2005 Plan”)	237,060	(5)	$3.37	(6)	$571,967	$41.00	(4)

(1)

This registration statement (the “Registration Statement”) covers Common Stock that may be offered and sold from time to time pursuant to (i) the Award Agreements and (ii) the 2005 Plan. Pursuant to Rule 416(a), the number of shares of Common Stock being registered shall be adjusted to include any shares that may become issuable as a result of stock splits, stock dividends or similar transactions in accordance with the anti-dilution provisions of the 2005 Plan and the Award Agreements, respectively.

(2)

Represents 735,253 shares issuable pursuant to the Award Agreements, pursuant to which units were granted as a material inducement of employment to former employees of Majestic Research Corp. (“Majestic”) in connection with the Company’s acquisition of Majestic pursuant to the Agreement and Plan of Merger dated as of October 25, 2010, by and among the Company, a wholly owned subsidiary of the Company, Majestic and certain other parties thereto (the “Merger Agreement”).

(3)

Estimated pursuant to paragraphs (c) and (h) of Rule 457 solely for the purpose of calculating the registration fee, based upon the average of the reported high and low sales prices for a share of Common Stock on October 22, 2010, as reported on the New York Stock Exchange.

(4)	Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), as follows: $71.30 per $1,000,000 of proposed maximum aggregate offering price.

(5)

Pursuant to the Merger Agreement, the Company assumed certain outstanding incentive stock options to purchase shares of common stock of Majestic under the 2005 Plan, and such options became exercisable to purchase Common Stock, subject to appropriate adjustments to the number of shares of Common Stock issuable with respect to such options and the exercise price of such options.

(6)	Estimated pursuant to paragraph (h) of Rule 457 solely for purposes of calculating the registration fee, based on the weighted average exercise price of the outstanding options.

Explanatory Note

On October 25, 2010, the Company acquired Majestic through the merger of a wholly owned subsidiary of the Company with and into Majestic. This Registration Statement is filed with respect to (1) up to 735,253 shares of Common Stock that may be issued under the Award Agreements entered into as a material inducement of employment with the Company to certain former employees of Majestic and (2) up to 237,060 shares of Common Stock that may be issued upon the exercise of certain options to purchase shares of the common stock of Majestic under the 2005 Plan that have been assumed by the Company, subject to appropriate adjustments to the number of shares of Common Stock issuable with respect to such options and the exercise price of such options (the “Rollover Options”).  From and after the completion of the merger, each Rollover Option assumed by the Company became exercisable solely to purchase shares of Common Stock prior to the earlier of (a) February 11, 2011 and (b) the date on which such Rollover Option would otherwise expire according to its terms. The performance stock unit awards representing shares of Common Stock that may be issued under the Award Agreements were issued in connection with the merger as “employment inducement awards” under Section 303A.08 of the New York Stock Exchange Listed Company Manual and, as such, are not subject to approval by the Company’s stockholders.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act.  Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents of the Company, filed with the Commission are incorporated by reference into this Registration Statement:

(a)                                  The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the Commission on March 1, 2010 (including portions of its definitive Proxy Statement for the 2010 Annual Meeting of Stockholders incorporated therein by reference);

(b)                                 The Company’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2010, filed with the Commission on May 10, 2010 and the quarter ended June 30, 2010, filed with the Commission on August 5, 2010;

(c)                                  The Company’s Current Reports on Form 8-K filed with the Commission on January 11, 2010, February 8, 2010, February 9, 2010, February 10, 2010, March 8, 2010, April 9, 2010, May 10, 2010, May 14, 2010, June 8, 2010, June 16, 2010, July 9, 2010, August 9, 2010, September 9, 2010 and October 8, 2010; and

(d)                                 The description of the Common Stock of the Company contained in the Company’s Registration Statement on Form S-4 (Registration No. 333-74723, filed with the Commission on March 19, 1999), including any other amendment or report filed with the Commission for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such reports and documents.  Unless expressly incorporated into this Registration Statement, a report furnished but not filed on Form 8-K shall not be incorporated by reference into this Registration Statement.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

The legality of the shares of Common Stock offered hereby has been passed upon for the Company by P. Mats Goebels, Managing Director, General Counsel and Secretary of the Company.  As of October 22, 2010, Mr. Goebels beneficially owned 64,324 shares of the Company’s Common Stock, representing less than 1% of the total outstanding shares of the Company’s Common Stock.

Item 6. Indemnification of Directors and Officers.

The Company is incorporated under the laws of the State of Delaware. Sections 102 and 145 of the Delaware General Corporation Law (the “DGCL”) set forth the conditions and limitations governing the indemnification of officers, directors and other persons by Delaware corporations.

Generally, Section 145 of the DGCL provides that a Delaware corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In addition, a Delaware corporation may similarly indemnify such person for expenses actually and reasonably incurred by him or her in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall have determined upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. To the extent that a present or former director or officer of a Delaware corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith.

Generally, Section 102(b)(7) of the DGCL provides that the certificate of incorporation of a Delaware corporation may contain provisions eliminating or limiting the personal liability of a director to a corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of Title 8 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date which such provisions became effective.

Section 145 of the DGCL provides that a Delaware corporation shall have the power to purchase and maintain insurance of behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against the same pursuant to the provisions of the DGCL.

The Company’s amended and restated certificate of incorporation (the “Certificate of Incorporation”), provides for indemnification of directors and officers for liabilities and expenses incurred in defending actions brought against them in such capacities. The Certificate of Incorporation provides that the Company shall indemnify its directors and officers to the maximum extent now or hereafter permitted by law. The Certificate of Incorporation also contains a provision eliminating the personal liability of the Company’s directors to the Company or its stockholders for breaches of fiduciary duty to the maximum extent now or hereafter permitted by law.

The Company maintains directors’ and officers’ liability insurance covering all of the Company’s directors and officers against claims arising out of the performance of their duties.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit No.	Description

5.1	Opinion of General Counsel of the Company with respect to the legality of the Common Stock being registered hereby
23.1	Consent of General Counsel of the Company (included in Exhibit 5.1)
23.2	Consent of Independent Registered Public Accounting Firm
24.1	Power of Attorney

Item 9.  Undertakings

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act that is incorporated by reference in the registration statement) shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 25th day of October, 2010.

Investment Technology Group, Inc.

By:	/s/ Robert C. Gasser
Name:	Robert C. Gasser
Title:	Chief Executive Officer and President

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons, in the capacities indicated, on this 25th day of October, 2010.

Signature	Title

/s/ Robert C. Gasser	Chief Executive Officer, President and Director (Principal Executive Officer)
Robert C. Gasser

/s/ Steven R. Vigliotti	Managing Director and Chief Financial Officer (Principal Financial Officer)
Steven R. Vigliotti

/s/ Angelo Bulone	Managing Director and Controller (Principal Accounting Officer)
Angelo Bulone

*	Director (Chairman)
Maureen O’Hara

*	Director
J. William Burdett

*	Director
Christopher V. Dodds

Director
Timothy L. Jones

Director
Kevin J.P. O’Hara

*	Director
Steven S. Wood

*By:	/s/ P. Mats Goebels
Name:	P. Mats Goebels
Title:	Managing Director, General Counsel and Secretary Attorney-in-Fact for the Officers and Directors signing in the capacities indicated

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of General Counsel of the Company with respect to the legality of the Common Stock being registered hereby
23.1	Consent of General Counsel of the Company (included in Exhibit 5.1)
23.2	Consent of Independent Registered Public Accounting Firm
24.1	Power of Attorney

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